SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN

JAKKS PACIFIC, INC.

AND

STEPHEN G. BERMAN

DATED NOVEMBER 11, 2010

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated November 11, 2010, by and between Stephen G. Berman (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”).

WITNESSETH:

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of July 1, 1999, amended as of February 7, 2000, and further amended and restated by an agreement dated March 26, 2003 and as of January 1, 2003 (such Employment Agreement, as amended and restated, is referred to as the “2003 Employment Agreement”); and

WHEREAS, Executive and the Company desire to further amend and restate the terms of the 2003 Employment Agreement to provide for Executive’s continued employment by the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Offices and Duties. The Company hereby employs Executive during the Term (as hereinafter defined) to serve as the Company’s Chief Executive Officer and President and to perform such executive and supervisory duties on behalf of the Company as the Company’s Board of Directors may from time to time reasonably direct. The Company’s Board of Directors shall elect Executive to serve as the Company’s Chief Executive Officer and President, and may elect or designate Executive to serve in such other corporate offices of the Company or a subsidiary of the Company as the Company’s Board of Directors from time to time may deem necessary, proper or advisable. Executive hereby accepts such employment and agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section. Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, but Executive shall not be required to devote any minimum amount of time or report or perform his duties hereunder on a fixed or periodic basis, and, subject to Sections 9 and 10, Executive may engage or participate in such other activities incidental to his investment in any other business venture or enterprise as do not materially interfere with or compromise his ability to perform his duties hereunder.  Executive shall at all times be subject to the direction and control of the Company’s Board of Directors, and observe and comply with such rules, regulations, policies and practices as the Company’s Board of Directors may from time to time establish.  Executive shall inform the Company’s Board of Directors prior to accepting election to the board of directors or board of managers of any other entity, and shall decline to accept such election if the Board of Directors reasonably objects to his service on such other board of directors. The Board of Directors hereby consents to Executive’s service on the boards of directors of Specialty Merchandising Corporation and Simon Equity Partners, both of which are privately held entities.

2.             Term. The term of this Agreement shall commence as of the date hereof and the term of this Agreement and Executive’s employment hereunder shall end on December 31, 2015, subject to earlier termination upon the terms and conditions provided elsewhere herein (the “Term”). As used herein, “Termination Date” means the last day of the Term.

3.            Compensation.

a.             Base Salary.  As compensation for his services hereunder, the Company shall pay to Executive a base salary in 2010 at the annual rate of $1,115,000 and for the 2011 calendar year at the annual rate of $1,140,000 per annum, and for each subsequent calendar year during the Term at an annual rate to be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), but that is at least $25,000 more than the annual rate in the immediately preceding calendar year (the “Base Salary”).  The Base Salary shall be paid to Executive in substantially equal installments in accordance with the Company’s payroll practices, subject to any required tax withholding.

b.             Annual Restricted Stock Awards.

i.      Subject to the terms (including, without limitation, the availability of shares reserved for issuance thereunder) of the Company’s 2002 Stock Award and Incentive Plan (as in effect on the date hereof and as subsequently may be amended, from time to time, or any successor plan, the “Plan”) and the applicable restricted stock agreement, which shall be substantially in the form annexed hereto as Exhibit A (the “Restricted Stock Agreement”), and as additional consideration for Executive agreeing to amend and restate the terms of his 2003 Employment Agreement, on January 1, 2011, January 1, 2012, January 1, 2013, January 1, 2014 and January 1, 2015 (each, an “Annual Issuance Date”) the Company shall issue to Executive a number of shares of restricted common stock of the Company, par value $.001 per share (the “Restricted Stock”), with a value equal to $500,000 (hereafter, the Restricted Stock issued under this Section 3(b) shall be referred to as the “Section 3(b) Restricted Stock”).  The number of shares of Section 3(b) Restricted Stock to be issued to Executive on each Annual Issuance Date shall be determined by dividing $500,000 by the closing price of a share of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the first trading date immediately preceding the Annual Issuance Date.

ii.    The first vesting date for each $500,000 award of Section 3(b) Restricted Stock shall occur effective as of the date in the calendar year immediately following the calendar year (the “EPS Reference Year”)  in which the Annual Issuance Date occurs with respect to such award that it is determined that the Company’s “Earnings Per Share” (defined below) for the EPS Reference Year is at least equal to the “Minimum Earnings Per Share” (defined below; such Minimum Earnings Per Share, the “3% Vesting Condition”). Subject to the satisfaction of the 3% Vesting Condition, subsequent vesting of each tranche of the Section 3(b) Restricted Stock awarded for an EPS Reference Year shall occur in accordance with the vesting schedule annexed as Exhibit B.

iii.   For purposes of this Agreement,

A.           the term “Earnings Per Share” shall mean the net income per share of the Company’s common stock, calculated on a fully-diluted basis as determined by the Company’s then current auditors in accordance with GAAP, and such determination by the Auditors, absent manifest error, will be conclusive and binding upon the Company and Executive;

B.           the term “GAAP” means generally accepted accounting principles, applied on a basis consistent with past periods;

C.           the term “Minimum Earnings Per Share” shall mean $1.41 for fiscal year 2011, $1.45 for fiscal year 2012, $1.49 for fiscal year 2013, $1.54 for fiscal year 2014 and $1.59 for fiscal year 2015; and

D.           the term “Adjusted Earnings Per Share” means the Earnings Per Share, as adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items, or as otherwise may be permitted by the Company’s 2002 Stock Award and Incentive Plan, and such determination by the Auditors, absent manifest error, as adjusted by the Compensation Committee, will be conclusive and binding upon the Company and Executive.

c.             2010 Performance Bonus Opportunity.  In addition to the Base Salary, Executive shall be eligible to receive a performance-based bonus for the Company’s 2010 fiscal year (the “2010 Bonus”), subject to achievement of the performance criteria established by the Compensation Committee of the Board of Directors of the Company on March 31, 2010 set forth on the annexed Exhibit C; provided, however, that it is agreed that the 2010 Bonus shall be payable eighty percent (80%) in cash and twenty percent (20%) in Restricted Stock; the number of shares of Restricted Stock shall be determined by dividing twenty percent (20%) of the amount of the 2010 Bonus by the closing price of a share of Common Stock on the first trading date immediately preceding the date on which the 2010 Bonus is determined to have been earned, which shall be not later than twenty-one (21) business days following the date on which the Auditors’ final report on the Company’s financial statements for 2010 is issued and delivered to the Company and in any event not later than April 30, 2011 (the “2010 Award Date”).  The Company shall pay the cash portion and issue the Restricted Stock portion of the 2010 Bonus (if any) to Executive, subject to any required tax withholding, by the 2010 Award Date.  Such Restricted Stock shall be issued subject to the Plan (including, without limitation, the availability of shares reserved for issuance thereunder) and the applicable Restricted Stock Agreement, and shall vest in six (6) equal annual installments equal to 14.5% of the total number of shares of Restricted Stock awarded as part of the 2010 Bonus (rounded to the nearest whole number of shares) and one final installment equal to 13% of the total number of shares of Restricted Stock awarded as part of the 2010 Bonus, the first installment of which shall vest on the 2010 Award Date and thereafter on January 1 in each subsequent year until the seventh and final vesting date on January 1, 2017. For the avoidance of doubt, the 2010 Bonus shall be in addition to, and not in lieu of, the 120,000 shares of Restricted Stock issued to Executive on January 1, 2010 pursuant to Section 3(a)(ii) of the 2003 Employment Agreement, and such shares shall vest in full on January 1, 2011 in accordance with the terms of the 2003 Employment Agreement (which, for solely this purpose, are incorporated herein by reference).

d.             Subsequent Annual Performance Bonus Opportunities.  In addition to the Base Salary and Section 3(b) Restricted Stock compensation, Executive shall be eligible to receive as compensation for performance during fiscal years 2011, 2012, 2013, 2014 and 2015, a performance-based bonus award equal to up to 300% of Executive’s Base Salary for the applicable fiscal year (hereafter, such bonus for 2011, 2012, 2013, 2014 and 2015 is referred to as an “Annual Performance Bonus,” which, together with the Section 3(b) Restricted Stock and the 2010 Bonus, is referred to herein collectively as the “Bonus”), as further provided below in this Section 3(d).

i.     The award of the Annual Performance Bonus for fiscal years 2011 through 2015 shall be determined by two different set of criteria, one set of criteria (the “Base Bonus Criteria”) to be used to establish Executive’s eligibility to receive that portion of the Annual Performance Bonus equal to a maximum of 200% of Executive’s Base Salary for that fiscal year (the “Base Annual Performance Bonus”) and a second set of criteria (the “Additional Bonus Criteria”) to be used to establish Executive’s eligibility to receive that portion of the Annual Performance Bonus equal to a maximum of an additional 100% of Executive’s Base Salary for that fiscal year (the “Additional Annual Performance Bonus”).

ii.    It is agreed that the 2011 Base Bonus Criteria are set forth on Exhibit D and the 2011 Base Annual Performance Bonus shall be in the amount of (i) the percentage set forth on the table annexed at Exhibit D that corresponds to the Company’s 2011 Adjusted EPS, as defined in Exhibit D, multiplied by (ii) Executive’s Base Salary for calendar year 2011 (i.e., $1,140,000).

iii.   The Base Bonus Criteria for fiscal years after 2011 shall be measured by the level of the Company’s Adjusted Earnings Per Share growth over the preceding fiscal year and the levels of increase in Adjusted Earnings Per Share for the fiscal year for which the Base Bonus Criteria are established and the corresponding percentage of Base Salary figures (which shall in any event provide for a Base Annual Performance Bonus of up to 200% of Executive’s Base Salary), which shall be established by the Compensation Committee in the exercise of its discretion, to determine the amount of the Base Annual Performance Bonus for such fiscal year.  The Compensation Committee may, but shall have no obligation to, continue using the same percentage increases in Adjusted Earnings Per Share and corresponding percentage of salary figures as set forth on Exhibit D in determining the criteria for Executive’s Base Annual Performance Bonus for 2012, 2013, 2014 and 2015.  The Base Salary used to determine the amount of the Base Annual Performance Bonus shall be the Base Salary in effect during the fiscal year for which the Base Annual Performance Bonus is being determined. The Base Bonus Criteria for any fiscal year after 2011 shall be established by the Compensation Committee before the end of the Company’s first fiscal quarter in such fiscal year.

iv.    A portion of the Base Annual Performance Bonus shall be paid in Restricted Stock as set forth on Exhibit E, and the balance shall be paid in cash.  The number of shares of Restricted Stock shall be determined by dividing the Restricted Stock portion of the Base Annual Performance Bonus by the closing price of a share of the Common Stock on the first trading date immediately preceding the date on which the Base Annual Performance Bonus is determined to have been earned.  The Company shall pay the cash portion and issue the Restricted Stock portion of the Base Annual Performance Bonus to Executive, subject to any required tax withholding, not later than twenty-one (21) business days following the date on which the Auditors’ final report on the Company’s financial statements for the fiscal year for which the Base Annual Performance Bonus is awarded is issued and delivered to the Company and in any event not later than April 30 in the calendar year following such fiscal year (the “Base Annual Performance Bonus Award Date”).  Such Restricted Stock shall be issued subject to the Plan (including, without limitation, the availability of shares reserved for issuance thereunder) and the applicable Restricted Stock Agreement, and shall vest in equal annual installments, the first installment of which shall vest on the Base Annual Performance Bonus Award Date and thereafter on January 1 in each subsequent year until the final vesting date on January 1, 2017, notwithstanding that this Agreement shall have earlier expired or terminated, but subject to Section 17.

v.     The Additional Annual Performance Bonus shall be payable entirely in Restricted Stock.  The Additional Bonus Criteria and vesting conditions and schedules for each annual tranche for award of the Additional Annual Performance Bonus shall be established by the Compensation Committee before the end of the Company’s first fiscal quarter in 2011 and each subsequent fiscal year during the Term.  The Compensation Committee may, but shall have no obligation to, use performance criteria such as growth in net sales with minimum gross profit and net profit margins, return on invested capital, growth in free cash flow and total shareholder return (and any combination of such or other criteria) for determining the Additional Bonus Criteria, and in determining the vesting dates for Restricted Stock issued for the Additional Annual Performance Bonus, the Compensation Committee may, but shall have no obligation to, use the vesting schedules with respect to the Restricted Stock awarded as part of the Base Annual Performance Bonus.  Each additional Annual Performance Bonus shall be paid on or before the April 30 following the fiscal year for which it is earned.

e.             Right to Voting and Dividends. Executive shall not have the right to vote or receive dividends (whether in cash, stock or any other form) on shares of Restricted Stock issued under this Agreement until the date of vesting of such shares.  The number of shares of Restricted Stock issued to Executive under this Agreement shall be adjusted to take account of any stock split, change in capitalization or other similar capital event in which the Company’s stockholders participate generally in respect of all shares of common stock of the Company, $.001 per share, from and after the date of issuance of the Restricted Stock issued under this Agreement, the number and class of shares of Restricted Stock or other securities that Executive shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect such capital event or change in capitalization.

f.             Obligation to Keep Sufficient Shares.  The Company shall use its reasonable best efforts to ensure a sufficient number of shares of Common Stock remain available for issuance under the Plan at all times to satisfy its obligations to issue Restricted Stock to Executive pursuant to this Agreement. In the event that there are insufficient shares available under the Plan to permit a specific issuance of Restricted Stock to Executive, then the Company shall take all necessary action to amend the Plan or adopt an additional or successor plan (including, without limitation, seeking stockholder approval with respect thereto) as promptly as practicable. Immediately following the adoption of such amendment or additional or successor plan, the Company shall issue to Executive the number of shares of Restricted Stock to which Executive is entitled and was not previously issued, and shall pay to Executive, in cash, any amounts which Executive would have received in respect of such shares of Restricted Stock had such shares been issued to Executive on the date or dates prescribed herein.

g.            No Trust Fund.  Nothing contained herein and no action taken in respect of any Bonus (or otherwise in respect of Sections 3(b), 3(c) or 3(d)) shall create or be construed to create a trust of any kind.  All Bonuses under Sections 3(b), 3(c) or 3(d) and all other compensation to Executive shall be paid from general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any Bonus hereunder.

h.            Minimum Stock Ownership Requirements.  As further consideration for the Company’s agreement to award the Section 3(b) Restricted Stock and provide Executive the opportunity to earn the Annual Performance Bonus,  Executive agrees that, in addition to the restrictions currently in effect with respect to his right to sell certain of his shares of Restricted Stock as described in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders held on October 1, 2010, he shall during the Term not sell or otherwise transfer shares of Common Stock issued to him pursuant to this Agreement or the 2003 Employment Agreement (the “Employment Agreement Stock”) if the Value (determined in the manner set forth below in this subparagraph) of all of the shares of Common Stock owned by Executive and any other trust or other entity over which Executive exercises control (including, but not limited to, the Employment Agreement Stock) is less than three (3) times his Base Salary.  The “Value” of the Common Stock at any time shall be calculated as (x) the number of all shares of Common Stock held by Executive at such time, multiplied by (y) a price per share of Common Stock, determined on the most recent date that Executive’s Base Salary increased, calculated as the weighted average of the closing price (giving effect to changes in the number of shares of Common Stock outstanding on such dates) of the Common Stock on the last trading day of each financial quarter in the immediately prior fiscal year of the Company, which Value shall remain the reference Value until the next increase in Executive’s Base Salary.  In calculating the Value of the Employment Agreement Stock, unvested Restricted Stock and unexercised options shall not be included in the Value.

i.             Payment of Withholding Tax.  Executive may request that he be permitted to sell or otherwise dispose of shares of Restricted Stock or other shares of Common Stock granted as part of any performance based award (collectively, the “Award Shares”) to the Company (including but not limited to by reducing the amount of shares of Restricted Stock that vest) for the purpose of satisfying any withholding or other tax incurred by Executive as a result of the issuance of Award Shares (“Withholding Tax”), and the Compensation Committee shall determine in its discretion whether the Company will purchase or accept such shares.  If and to the extent that the Company declines such request, and requires that the Withholding Tax be paid in cash, then Executive may sell, free of the restrictions in Section 3(h) above, that number of Award Shares equal to the Withholding Tax not satisfied through the sale or disposition of Award Shares pursuant to the first sentence of this paragraph, determined as of the date that Executive’s right to such Award Shares is included in Executive’s income for income tax purposes.

j.             Adjustments for Subsequent Financial Statement Changes.  To the extent permitted under applicable law without the imposition of excise taxes, if following the issuance of any Restricted Stock on account of an Annual Performance Bonus or payment of any cash or other bonus, an adjustment is subsequently made to the financial statement or statements of the Company that would have changed the satisfaction of any condition for the determination of a bonus payment made to Executive or the issuance or vesting of any such shares of Restricted Stock or payment of the cash portion of any bonus, the Compensation Committee shall determine in its reasonable discretion whether any modification or adjustment is required to said bonus payment previously made, or in the vesting of the Restricted Stock so affected, and the Company shall promptly give written notice to Executive of any change proposed to be made, setting forth in reasonable detail therein the amount of and basis for such change, and if such Restricted Stock has been sold, whether Executive should be required to pay to the Company the net proceeds received by Executive from the sale of such Restricted Stock.  If such change approved by the Compensation Committee involves an increase to a bonus payment, the Company shall pay such increase to Executive concurrently with the delivery of such notice; and if such change approved by the Compensation Committee involves a decrease to any such bonus payment, Executive shall repay the amount of such decrease to the Company promptly, and in any event within sixty (60) days after receipt of such notice. In addition, and notwithstanding any provision in this Agreement to the contrary, payment and issuance of the cash, stock and any other bonuses received by Executive under this Agreement, and any other payments and benefits which Executive receives pursuant to a Company plan or other arrangement, subject to compliance with all applicable laws, shall be subject to refund and return to the extent necessary to comply with the requirements of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act or any rule or regulation of the United States Securities and Exchange Commission.  The provisions of this paragraph shall survive termination of this Agreement.

k.            Additional Compensation.  The Compensation Committee may, from time to time, award such additional compensation to Executive, in cash, shares of stock, options to acquire shares of stock or other equity-based awards, or in property and in addition to the Restricted Stock and Bonus compensation set forth in Section 3(b), Section 3(c) and Section 3(d) of this Agreement, as the Compensation Committee may determine in its sole discretion to be appropriate based on business criteria established or determined by the Compensation Committee, including economic and business conditions affecting the Company and Executive’s personal performance.  Such additional compensation may be awarded in accordance with the Plan or as otherwise determined by the Compensation Committee.

l.             Insurance.  At Executive’s request, the Company shall use its best efforts to procure major medical, hospitalization, dental and disability insurance for the benefit of Executive and life insurance in the amount of $1,500,000 in favor of such beneficiary or beneficiaries as Executive may from time to time designate, and the Company shall pay all premiums and any other costs or expenses incurred to maintain such policies in effect during the Term.

m.           Other Employee Benefit Plans.  In addition to Executive’s Base Salary and other compensation provided herein, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any pension, retirement, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term (it being understood however that Executive’s right to equity based and bonus compensation shall de determined solely by the provisions of Sections 3(b), 3(c), 3(d) and 3(k) of this Agreement.  Except as otherwise expressly provided herein, the Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

n.            No Compensation for Serving in Other Offices.  During the Term, Executive shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary or Affiliate thereof) to which he is elected or appointed.

4.             Expense Reimbursements.

a.             The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices.

b.             During the Term, the Company shall provide to Executive a suitable automobile or other vehicle for his exclusive use and the Company shall pay the entire cost of leasing and maintaining such vehicle, including, without limitation, lease payments, insurance premiums, repair charges, and maintenance and operating expenses.

5.            Location.  Except for routine travel and temporary accommodations reasonably required to perform his services hereunder, Executive shall not be required to perform his services hereunder at any location other than the principal executive office of the Company, which office shall be located throughout the Term at its location on the date hereof, or, if relocated, at a location within a distance of thirty (30) miles from its location on the date hereof, or at such other office or site to which Executive may, in his sole discretion, consent; nor shall he be required to relocate his principal residence to, or otherwise to reside at, any location specified by the Company.

6.            Office. During the Term, the Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as Executive may reasonably request.

7.            Vacation. Executive shall be entitled to four weeks paid vacation during each year of his employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company. Vacation time shall be cumulative from year to year, except that Executive shall not be entitled to take more than eight weeks vacation during any consecutive 12-month period during the Term.

8.            Key-Man Insurance.  The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Company in such amounts as the Company may determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

9.            Confidential Information.

a.             Executive shall, during the Term and for a period of five (5) years thereafter, hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information relating to or concerned with the Company and its affiliates or their products, prospective products, operations, business and affairs (“Confidential Information”), and he shall not, at any time hereafter, use or disclose any Confidential Information to any Person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company, and in furtherance of the foregoing Executive agrees that:

i.     Executive will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that he uses with his own confidential material of a similar nature;

ii.    Executive will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

iii.   Executive will not utilize Confidential Information without first having obtained the Company’s written consent to such utilization.

b.            The commitments set forth in Section 9(a) shall not extend to any portion of Confidential Information that is generally available to the public or that, hereafter, through no act or omission on the part of Executive in violation of his obligations under this Agreement becomes information generally available to the public.

c.             At any time upon written request by the Company (i) the Confidential Information, including any copies, shall be returned to the Company, and (ii) all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of Executive that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Executive shall, at the Company’s option, be returned to the Company or destroyed.

d.             In the event that Executive becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Executive shall provide the Company with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, Executive agrees to furnish only such portion of the Confidential Information that is legally required to be furnished as determined by Executive’s outside counsel in a written opinion letter.

10.                    Intellectual Property.  Subject to Sections 2870 and 2871 of the California Labor Code, Executive and the Company agree to the following:

a.             Any patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other trade secret, system, idea, invention, design, system, procedure, improvement, technical information, know-how, development, discovery, proprietary right or intellectual property developed, conceived of, invented or otherwise produced by Executive, alone or with others in connection with the design, manufacture and marketing of the products of  the Company and its affiliates, or conceived, developed, created or made by Executive, alone or with others, during the Term and applicable to the business of the Company or its affiliates, whether or not patentable or registrable (collectively referred to as “Trade Rights”) shall become the sole and exclusive property of the Company.

b.             Executive shall disclose all Trade Rights promptly and completely to the Company and shall, during the Term or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as hereinafter defined), in order to obtain, maintain and protect the Company’s right therein and thereto; provided that the Company shall bear the entire cost and expense of such assistance, including without limitation paying Executive reasonable compensation for any time or effort expended by Executive in connection with such assistance after the Termination Date.  In furtherance of the foregoing, Executive acknowledges and agrees that for all purposes of U.S. and foreign copyright laws, the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, resulting from the services performed by Employee for Company or its affiliates (for the purposes of this paragraph all of the foregoing is collectively referred to as the “Work”), and any and all elements thereof, shall be deemed to constitute “works for hire” belonging to Company within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in Company.  Executive hereby transfers and conveys to the Company the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license, and sell products and services relating to or derived from the Work; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, “know-how,” and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work.  If the Work or any of the elements thereof is deemed not to be “works for hire” within the meaning of Title 17, United States Code, Section 101, then Executive hereby assigns and transfers to the Company all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which Employee hereby acknowledges.  For the sole and exclusive purpose of perfecting and documenting such limited assignment and transfer, Employee hereby grants to the Company an irrevocable power of attorney.

c.             Exception to Assignments.   California Labor Code § 2870 provides that Executive is not required to assign to the Company any of his rights in any inventions that he develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for inventions that either: (i) relate, at the time the Invention is conceived or reduced to practice, to the Company’s business or the Company’s actual or demonstrably anticipated research or development; or (ii) result from any of my work performed for the Company.  Executive shall advise the Company, promptly in writing of any inventions that he believes meet such provisions and should therefore not be assigned to the Company and are not otherwise disclosed on an exhibit to this Agreement.

11.          Restrictive Covenant.

a.             During the Term, and if Executive’s employment terminates because he is discharged by the Company as a result of the occurrence of a  “For Cause Event” pursuant to Section 13 of this Agreement or he voluntarily resigns other than for the reasons set forth in Section 14 of this Agreement, for a further period of one year thereafter, Executive shall not, directly or indirectly, for himself or on behalf of any other Person, contact any Person who at the time shall have been within the preceding 12-month period an employee of the Company (or any subsidiary thereof), for the purpose of enticing away such Person from the employ of the Company (or any subsidiary thereof), and shall not conduct activities that constitute raiding of the Company’s employees for employment by himself or another Person.

b.             Executive acknowledges that the provisions of this Section 11, and the period of time, geographic area and scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company.   Executive acknowledges that Executive’s position as a key executive of the Company since its formation, including services as Chief Executive Officer since April 1, 2010, and prior to such date as President, Chief Operating Officer, Co-Chief Executive Officer, and Secretary with responsibility for the management of the operations of the Company and its subsidiaries and the hiring of the Company’s employees and the key employees of its subsidiaries has required and will require the performance of services which are special, unique, extraordinary and of an intellectual character, and have placed and will continue to place him in a position of confidence and trust with Company and its subsidiaries and their respective employees.  Executive also acknowledges that Company’s business is conducted and its customers and prospective customers are located in the United States, Canada, Europe, Hong Kong, the People’s Republic of China, and throughout the world and that, therefore, it is impossible to place a geographic limitation upon the scope of the restrictive covenants contained in this Section 11.   Executive acknowledges that the type and periods of restriction imposed in Section 11 are fair and reasonable and are reasonably required for the protection of Company and the goodwill, business and assets of Company and its affiliates.  If any of the provisions of this Section 11 relating to time, geographical area, or scope are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, or scope shall be reduced to such time, geographical area, or scope as such court shall hold to be reasonable and legally enforceable.  In addition, if any court or arbitrator determines that any of the restrictive covenants contained in this Section 11, or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

c.             Executive acknowledges that a breach of the provisions of this Section 11 or Section 9 or Section 10 of this Agreement would irreparably damage Company, and that once such a breach has occurred there may be no accurate way of determining the amount of damage or loss suffered by Company.  Executive therefore agrees that Company may seek enforcement of the terms of this Section 11 or Sections 9 and 10 through preliminary or final injunctive relief or other equitable remedy in court without the requirement to post a bond or other security.

12.          Termination Upon Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death.  In the event that Executive is unable to perform his duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period, the Company shall have the right to terminate Executive’s employment hereunder within 60 days after the 180th day of his disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate.

13.          Termination for Cause.

a.             In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive’s employment under this Agreement if:

i.     Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either Executive fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Executive does perfect such an appeal, his conviction of a felony offense is sustained on appeal; or

ii.    the Company’s Board of Directors determines, after due inquiry, based on convincing evidence, that Executive has:

A.           committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);

B.           violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other Person to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of the Company or the Company’s Board of Directors;

C.           willfully, or because of gross or persistent inaction, (a) failed properly to perform his duties hereunder or (b) acted in a manner detrimental to, or adverse to the  interests of, the Company; or

D.           violated, or failed to perform or satisfy any material covenant, condition or  obligation required to be performed or satisfied by Executive hereunder; and that, in the case of any violation or failure referred to in clause (B), (C) or (D) of this paragraph (ii) of Section 13(a), such violation or failure has caused, or is reasonably likely to cause, the Company to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

b.             The Company may effect such termination as to the occurrence of any act or event described in clauses (A) to (D) of paragraph 13(a)(ii) hereof (each, a “For Cause Event”) by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least ten days prior to the date of termination set forth therein; provided, however, that Executive may avoid such termination if Executive, prior to the date of termination set forth in such notice, cures to the reasonable satisfaction of the Company’s Board of Directors the factual basis for termination set forth therein or otherwise provides the Board of Directors with information reasonably sufficient for the Board to determine that the termination should not be effected.

c.             In making any determination pursuant to Section 13(a) as to the occurrence of a For Cause Event, each of the following shall constitute convincing evidence of such occurrence:

i.      if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive’s failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment, or allegation thereof asserting or based upon the occurrence of a For Cause Event;

ii.    any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event (that is not reversed or vacated on appeal); or

iii.   any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event;

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such For Cause Event; and provided further that the Company’s Board of Directors may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

d.             In determining and assessing the detrimental effect of any For Cause Event on the Company and whether such For Cause Event warrants the termination of Executive’s employment hereunder, the Company’s Board of Directors shall take the following factors, to the extent applicable and material, into account:

i.     whether the Company’s Board of Directors directed or authorized Executive to take, or to omit to take, any action involved in such For Cause Event, or approved, consented to or acquiesced in his taking or omitting to take such action;

ii.    any award of damages, penalty or other sanction, remedy or relief granted or imposed in any Proceeding based upon or relating to such For Cause Event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured Person, or to prevent or to deter the recurrence of such For Cause Event;

iii.   whether any lesser sanction would be appropriate and effective; and

iv.    any adverse effect that the loss of Executive’s services would have, or be reasonably likely to have, upon the Company.

14.          Termination by Executive for “Good Reason”. In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder:

a.             if (i) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder (which includes, but is not limited to, any payment required to be made to Executive under this Agreement or relocation of the Company’s office in violation of the provisions of Section 5), or (ii) as a result of any action or failure to act by the Company, there is a material change in Executive’s title(s) or the nature or scope of the duties, obligations, rights or powers of Executive’s employment (each of the events specified in clauses (i) and (ii), a “Good Reason Event”), by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, no later than thirty (30) days after the occurrence of such Good Reason Event, which termination notice shall specify an effective date of termination at least sixty (60) days but in no event later than ninety (90) days after the date of such notice; provided, however, that the Company may avoid such termination if it, prior to the effective date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein, which termination notice shall specify an effective date of termination at least sixty (60) days but in no event later than ninety (90) days after receipt of the notice from Executive.

b.            if a Change of Control (as hereinafter defined) occurs during the Term, and a Good Reason Event occurs within the one year period following the Change of Control, by giving the Company notice of intent to terminate at any time within thirty (30) days after the occurrence of such Good Reason Event, setting forth the events or circumstances constituting such Change of Control and the Good Reason Event, which termination notice shall specify an effective date of termination at least ten (10) days but in no event later than thirty (30) days after receipt of the notice from Executive.

15.          Compensation upon Termination.  Notwithstanding anything contained herein to the contrary, and in addition to Executive’s rights under Section 17:

a.             Termination by Company Upon Executive’s Death or Disability.  If Executive’s employment is terminated pursuant to Section 12, Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, and (iii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, payable as provided in Section 15(e), and no Bonus compensation shall be paid with respect to the fiscal year in which the Termination Date occurs.

b.             Termination by Company for Cause.  If Executive’s employment is terminated as the result of the occurrence of a For Cause Event pursuant to Section 13, from and after the Termination Date, the Company shall have no further obligation to Executive hereunder, including, without limitation, any obligation pursuant to Section 17, except for the payment to Executive of (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, and (ii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, payable as provided in Section 15(e), and no Bonus compensation shall be paid with respect to the fiscal year in which the Termination Date occurs or any completed fiscal year that has not been determined to have been earned or remains unpaid (including but not limited to any unvested shares of Restricted Stock issued to Executive.)

c.             Termination by Executive for Good Reason (Other than Upon a Change of Control) or by Company Other than For Cause. If Executive’s employment is terminated by Executive pursuant to Section 14(a) as a result of the occurrence of a Good Reason Event or by the Company other than as a result of the occurrence of a For Cause Event, Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, (iv) an amount, in cash, equal to the amount of Base Salary payable for the balance of the calendar year from and after the Termination Date that remains unpaid, plus the product of (A) his Base Salary in effect on the Termination Date, and (B) the number of full calendar years remaining in the balance of the Term after the Termination Date through December 31, 2015, and (v) continued major medical, hospitalization, and dental insurance providing coverage at least as favorable to Executive as that in effect on the Termination Date through December 31, 2015.   The payments required under clauses (i) through (iv) of this Section 15(c) shall be payable as provided in Section 15(e).

d.             Termination by Executive Upon a Change in Control. If Executive’s employment is terminated pursuant to Section 14(b), Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, and (iv) upon the terms and subject to the conditions set forth in Section 16, the Parachute Amount (as hereinafter defined), payable as provided in Section 15(e).

e.              Except for the continuation of insurance coverages and subject to Section 18, any amount payable to Executive upon termination of his employment under this Agreement shall be paid promptly, and in any event within thirty (30) days, after the Termination Date.  If Executive shall die prior to Executive’s receipt of all payments required under this Agreement, the Company shall pay Executive’s designated beneficiary or, if there is no designated beneficiary, his estate all such amounts that would have otherwise been payable to Executive under this Agreement as of the date of his death.

f.               Executive shall have no obligation hereunder to seek or to accept any other employment after the Termination Date or otherwise to mitigate the payments required to be made by this Section.

16.           Change of Control.

a.              For the purposes of this Section 16:

  i.    The “Act” is the Securities Exchange Act of 1934, as amended.

 ii.    A “person” includes a “group” within the meaning of Section 13(d)(3) of the Act.

iii.   “Control” is used herein as defined in Rule 12b-2 under the Act.

 iv.   “Beneficially owns” and “acquisition” are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

  v.    “Non-Affiliated Person” means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

 vi.   “Voting Securities” includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock, but securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

vii.   “Right” means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

viii.  The “Code” is the Internal Revenue Code of 1986, as amended.

 ix.   “Base amount,” “present value” and “parachute payment” are used herein as defined in Section 280G of the Code.

b.              A “Change of Control” occurs when:

A.           a Non-Affiliated Person acquires control of the Company;

B.           upon an acquisition of Voting Securities or Rights by a Non- Affiliated Person or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) equal to or greater than 25% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 16(g)); or

C.           upon any change in the membership of the Company’s Board of Directors, a majority of the directors are persons who are not nominated or appointed by the Company’s Board of Directors as constituted prior to such change.

c.              The “Parachute Amount” to which Executive shall be entitled pursuant to Section 15(c) shall equal 2.99 times Executive’s base amount.

d.              It is intended that the present value of any payments or benefits to Executive, whether hereunder or otherwise, that are includable in the computation of parachute payments shall not exceed 2.99 times the base amount. Accordingly, if Executive receives any payment or benefit from the Company prior to payment of the Parachute Amount which, when added to the Parachute Amount, would subject any of the payments or benefits to Executive to the excise tax imposed by Section 4999 of the Code, the Parachute Amount shall be reduced by the least amount necessary to avoid such tax. The Company shall have no obligation hereunder to make any payment or provide any benefit to Executive after the payment of the Parachute Amount which would subject any of such payments or benefits to the excise tax imposed by Section 4999 of the Code.

e.              Any other provision hereof notwithstanding, Executive may, prior to his receipt of the Parachute Amount pursuant to Section 15(c), waive the payment thereof, or, after his receipt of the Parachute Amount thereunder, treat some or all of such amount as a loan from the Company which Executive shall repay to the Company within 180 days after the receipt thereof, together with interest thereon at the rate provided in Section 7872 of the Code, in either case, by giving the Company notice to such effect.

f.               Any determination of the base amount, the Parachute Amount, any liability for excise tax under Section 4999 of the Code or other matter required to be made pursuant to this Section 18, shall be made by the Company’s regularly-engaged independent certified public accountants, whose determination shall be conclusive and binding upon the Company and Executive; provided that such accountants shall give to Executive, on or before the date on which payment of the Parachute Amount or any later payment or benefit would be made, a notice setting forth in reasonable detail such determination and the basis therefor, and stating expressly that Executive is entitled to rely thereon.

g.              The number of votes that may be cast by holders of Voting Securities or Rights upon the issuance or grant thereof shall be deemed to be the largest number of votes that may be cast by the holders of such securities or the holders of any other Voting Securities into which such Voting Securities or Rights are convertible or for which they are exchangeable or exercisable, determined as though such Voting Securities or Rights were immediately convertible, exchangeable or exercisable and without regard to any anti-dilution or other adjustments provided for therein.

17.           Other Termination Provisions. In addition to Executive’s rights under Section 15:

a.              If his employment is terminated by Executive pursuant to Section 14(a) or by the Company other than as the result of the occurrence of a For Cause Event pursuant to Section 13, all shares of Restricted Stock issued to Executive that have not yet fully vested prior to the Termination Date shall immediately vest.

b.              Upon request by Executive, on the Termination Date or as soon as practicable thereafter, the Company shall assign to Executive, and Executive shall assume, the lease relating to any automobile or other vehicle that the Company provides for his use on the Termination Date pursuant to Section 4(b) (other than an automobile or other vehicle owned or leased by Executive), if and to the extent assignable under the terms and conditions thereof, and thereafter Executive shall be liable for, and the Company shall be relieved of all liability for, any amount or other obligation required to be paid or performed thereunder in respect of any period commencing after the date of assignment.

c.              Throughout the 10-year period following the Termination Date, the Company shall indemnify Executive, and hold him harmless from, any loss, damages, liability, obligation or expense that he may suffer or incur in connection with any claim made or Proceeding commenced during such period relating to his service as a director, officer, employee or agent of the Company (or any subsidiary thereof) to the same extent and in same manner as the Company shall be obligated so to indemnify Executive immediately prior to the Termination Date; provided that, if during such 10-year period the Company adopts or assumes any indemnification policy or practice with respect to its directors, officers, employees or agents that is more favorable than that in effect on the Termination Date, Executive shall be entitled to such more favorable indemnification.

d.              Throughout the 10-year period following the Termination Date, the Company shall maintain for the benefit of Executive directors’ and officers’ liability insurance (on a “claims made” basis) providing coverage at least as favorable to Executive (including with respect to limits of liability, exclusions, and deductible and retention amounts) as that in effect on the Termination Date.

18.           Compliance with Code Section 409A.

a.              Unless otherwise expressly provided in this Agreement, any payment of compensation by the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A (“Code Section 409A”)).  Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”

b.              All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith.  Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A.  No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Code Section 409A. In the event that Executive is determined to be a “Specified Employee” (as defined in and determined in accordance with Code Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of “Separation from Service” (as defined in Code Section 409A) shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A without the imposition of excise taxes.  Any payment delayed by reason of the prior sentence shall be paid in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule, with interest on such delayed amount equal to the short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs Executive’s Separation from Service.  Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

c.              For purposes of this Agreement, termination of employment shall be deemed to occur only upon “Separation from Service” as such term is defined in Code Section 409A.  Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Code Section 409A. Subsection (b) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Code Section 409A because such amount (i) does not exceed the lesser of (1) two hundred percent (200%) of Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the termination of employment occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which termination of employment occurs, and (ii) is paid no later then the end of the second (2nd) calendar year commencing after termination of employment.

d.              All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A.  All expense reimbursement or in-kind benefits subject to Code Section 409A which are provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

19.           Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

20.           Notices. Any notice or demand required or permitted to be given or made hereunder to or upon either party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex, e-mail or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to Executive at:

with a copy to:	Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, California 90067
Attn: Gerald M. Chizever, Esq.

to the Company at:	22619 Pacific Coast Highway
Malibu, California 90265
Attn: Chairman (if a Chairman has been elected) or Chief Financial Officer

with a copy to:	Feder Kaszovitz LLP
845 Third Avenue
New York, New York 10022-6601
Attn: Geoffrey Bass, Esq.

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

21.           Amendment.  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

22.           Waiver.  No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

23.           Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California without regard to principles of choice of law or conflict of laws.

24.           Jurisdiction.  Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the courts of the State of California and the United States District Court for the Central District of California in connection with any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of Los Angeles, State of California, or such District, and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by clause (a) (ii) of Section 20 of this Agreement.

25.           Remedies.  In the event of any actual or prospective breach or default by either party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

26.           Severability.  The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

27.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

28.           Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any Person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other Person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency Proceeding against Executive, or any other ruling, judgment, order, writ or decree.

29.           Survival.   The provisions of this Agreement which by their terms are or become effective following termination of this Agreement, including but not limited to the provisions of Section 9, 10, 11, 14, 15, 16, 17, 18, 20, 22, 23, 24, and 25 shall survive the termination of this Agreement.

30.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

31.           Titles and Captions.  The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

32.           Grammatical Conventions.  Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

33.           References.  The terms “herein,” “hereto,” “hereof,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

34.           No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

35.           Certain Definitions.  As used herein:

 i.           “Person” includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

ii.           A “Proceeding” is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

36.           Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating hereto, including, without limitation, the 2003 Employment Agreement, which shall terminate, notwithstanding any contrary provision thereof, immediately upon the commencement of the Term, except that each party thereto shall (a) remain required to perform any act and to satisfy any obligation or condition that such party is required to perform or satisfy thereunder with respect to any event occurring or circumstance existing during the term thereof (including without limitation the payment or delivery to Executive of any compensation, reimbursable expense or employee benefit or perquisite to which he may be entitled, but which has not yet been paid to him, on account of his employment thereunder) that has not been so performed or satisfied, and (b) retain its right thereunder to assert or to allege any claim or cause of action relating to or based upon, or otherwise to enforce, any provision thereof with respect to any event occurring or circumstance existing during the term thereof.

BALANCE OF THIS PAGE DELIBERATELY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

THE COMPANY:

JAKKS PACIFIC, INC.

By:

	Name:	Joel M. Bennett

	Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE:

Stephen G. Berman

EXHIBIT A

FORM OF RESTRICTED STOCK AGREEMENT

(attached)

EXHIBIT A
To
2010 Employment Agreement between
Stephen Berman and JAKKS Pacific, Inc.

Restricted Stock Award Agreement
Under the
JAKKS Pacific, Inc.
2002 Stock Award and Incentive Plan

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into on ___________, 201___ by and between Stephen G. Berman (the "Executive") and JAKKS Pacific, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to that certain Second Amended and Restated 2010 Employment Agreement, dated November ___ , 2010 (the "2010 Employment Agreement"); and

WHEREAS, the terms and conditions of the 2010 Employment Agreement call for the Company to grant the Executive certain shares of Restricted Stock (as defined below) in consideration for the Executive agreeing to enter into the 2010 Employment Agreement; and

WHEREAS, pursuant to the Company’s 2002 Stock Award and Incentive Plan (the “Plan”), the Company’s Board or its Compensation Committee (the “Compensation Committee”) has approved, in accordance with the terms of the 2010 Employment Agreement, the grant to the Executive of Restricted Stock set forth herein, subject to the terms and conditions of this Agreement.

AWARD OF RESTRICTED STOCK

The Company hereby grants to the Executive an award of __________ shares of restricted common stock of the Company, par value $.001 per share (the “Restricted Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement.   The grant date of this award of Restricted Stock is _________, 201___ (the “Grant Date”).

This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan and the 2010 Employment Agreement.

RESTRICTIONS

Subject to Sections 2.2 and 3.2 below, and provided in all instances that the Executive’s employment with the Company has not been terminated for cause by the Company in accordance with the provisions of the 2010 Employment Agreement prior to January 1, ________ (the “Final Vesting Date”, that number of shares of Restricted Stock set forth below shall vest on each of the dates set forth below (the “Vesting Date”) such that on each Vesting Date such number of shares of Restricted Stock shall be fully vested1:

Vesting Date	Number of Shares that Vest

None of the Restricted Stock may be sold, assigned, transferred, pledged, or otherwise encumbered prior to each Vesting Date, and thereafter the Restricted Stock shall not be sold, assigned transferred, pledged, or otherwise encumbered except in accordance with the minimum stock holding requirements provided for in Section 3(h) of the 2010 Employment Agreement.

[Insert for Shares issued under Section 3(b) of the 2010 Employment Agreement:] Notwithstanding the Vesting Dates set forth in Section 2.1 above, and in order for the Company to preserve the deductibility under Section 162(m) of the Code of the grant of Restricted Stock provided hereby, as a condition precedent to the effectiveness of the above-described vesting schedule, the 3% Vesting Condition (defined in Section 3(b) of the 2010 Employment Agreement) must be satisfied.  In the event the 3% Vesting Condition is not satisfied, (i) the grant of Restricted Stock pursuant to this Agreement shall be null and void, (ii) the Executive shall forfeit any right to receive any Restricted Stock, (iii) any entries on the stock books and ledgers of the Company with respect to the shares of Restricted Stock shall be cancelled, and (iv) the Restricted Stock shall become authorized but unissued shares of the Company's common stock, par value $.001 per share (the "Common Stock").

The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date, if ever, that the Restricted Stock becomes vested in accordance with the terms of this Agreement.

1 Vesting Schedule to be in accordance with relevant provisions of Section 3 of the 2010 Employment Agreement

STOCK; DIVIDENDS; VOTING

The stock certificate(s) evidencing the Restricted Stock shall be registered on the Company's books in the name of the Executive as of the Grant Date. The Company may issue stock certificates or otherwise evidence the Executive’s interest by using a book entry account.  The Company may, in its sole discretion, maintain physical possession or custody of such stock certificates until such time as the shares of Restricted Stock are free of the restrictions contained in Article 2.  The Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

During the period the Restricted Stock is not vested, Executive shall not have the right to vote or receive dividends (whether in cash, stock or any other form) on shares of Restricted Stock issued under this Agreement until the date of vesting of such shares.

In the event of a stock split, change in capitalization or other similar capital event in which the Company’s stockholders participate generally in respect of all shares of common stock of the Company, par value $.001 per share, from and after the date of issuance of the Restricted Stock, the number and class of shares of Restricted Stock or other securities that the Executive shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change in capitalization, provided that any such additional shares of Restricted Stock or different shares or securities shall remain subject to the restrictions contained in this Agreement.

The Executive represents and warrants that he is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof.  The Executive is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the shares of Restricted Stock, the Restricted Stock will not be able to be transferred unless an exemption from registration is available or the Restricted Stock becomes registered.  By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

NO RIGHT TO CONTINUED SERVICE AS AN EXECUTIVE

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Executive any right with respect to continuance as an employee of the Company or any subsidiary of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a subsidiary of the Company or their respective stockholders to terminate the Executive’s service as a director at any time.

TAXES AND WITHHOLDING

The Executive shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock.  The Executive shall have the right to make such elections under the Code as are available in connection with this award of Restricted Stock.  The Company and the Executive agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes.  The Company shall have the right to retain and withhold from any payment of Restricted Stock the amount of taxes (if any) required by any government to be withheld or otherwise deducted and paid with respect to such payment.  At its discretion, the Company may require the Executive to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed.  In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to the Executive an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.

EXECUTIVE BOUND BY THE PLAN

The Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

MODIFICATION OF AGREEMENT

This Agreement may be modified, amended, suspended, or terminated, or any of the terms or conditions hereof waived, only by a written instrument executed by the parties hereto.

SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

GOVERNING LAW

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SUCCESSORS IN INTEREST

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise.  This Agreement shall inure to the benefit of the Executive’s legal representatives.  All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon the Executive’s heirs, executors, administrators, and successors.

RESOLUTION OF DISPUTES

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding, and conclusive on the Executive and the Company for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JAKKS PACIFIC, INC.		EXECUTIVE

By:
	Name:	Stephen G. Berman
Title:

EXHIBIT B
VESTING SCHEDULE FOR SHARES OF RESTRICTED STOCK ISSUED UNDER SECTION 3(b)

Dollar Value of Shares Issued	Issuance Date	First Vesting Date	% of Shares Vesting on First Vesting Date	Second Vesting Date[2]	% of Shares Vesting on Second Vesting Date	Third Vesting Date	% of Shares Vesting on Third Vesting Date		Fourth Vesting Date	% of Shares Vesting on Fourth Vesting Date	Fifth Vesting Date	% of Shares Vesting on Fifth Vesting Date		Sixth Vesting Date	% of Shares Vesting on Sixth Vesting Date
$500,000.00	Jan 1, 2011	Date in 2012 as of which the 3% Vesting Condition is determined to have been satisfied	16⅔ %	Jan 1, 2013	16⅔ %	Jan 1, 2014	16⅔	%	Jan 1, 2015	16⅔ %	Jan 1, 2016	16⅔	%	Jan 1, 2017	16⅔	%
$500,000.00	Jan 1, 2012	Date in 2013 as of which the 3% Vesting Condition is determined to have been satisfied	20%	Jan 1, 2014	20%	Jan 1, 2015	20%		Jan 1, 2016	20%	Jan 1, 2017	20%		N/A	N/A
$500,000.00	Jan 1, 2013	Date in 2014 as of which the 3% Vesting Condition is determined to have been satisfied	25%	Jan 1, 2015	25%	Jan 1, 2016	25%		Jan 1, 2017	25%	N/A	N/A		N/A	N/A
$500,000.00	Jan 1, 2014	Date in 2015 as of which the 3% Vesting Condition is determined to have been satisfied	33⅓ %	Jan 1, 2016	33⅓ %	Jan 1, 2017	33⅓	%	N/A	N/A	N/A	N/A		N/A	N/A
$500,000.00	Jan 1, 2015	Date in 2016 as of which the 3% Vesting Condition is determined to have been satisfied	50%	Jan 1, 2017	50%	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A

2 This schedule assumes that for each issuance of Section 3(b) Restricted Stock, the 3% Vesting Condition is satisfied as of the first possible vesting date.

EXHIBIT C

2010 BONUS TARGETS

On March 31, 2010, the Compensation Committee adopted the following 2010 Adjusted EPS (defined below) targets for determining the bonus for Executive for fiscal 2010. Executive’s 2010 Bonus shall be equal to the percentage of his Base Salary for 2010 set forth in the table below that corresponds to the Company’s actual 2010 Adjusted EPS:

Minimum Adjusted 2010 EPS ($) at which Corresponding Bonus Level is Earned	Bonus (% of Base Salary)
1.17	20%

1.20	30%

1.23	40%

1.26	50%

1.30	75%

1.33	100%

1.36	130%

1.39	150%

1.42	160%

1.46	180%

1.50	200%

The term “2010 Adjusted EPS” means the Adjusted Earnings Per Share for the 2010 fiscal year of the Company. The 2010 Adjusted EPS targets set forth in the table above assume that the minimum aggregate bonuses in cash, shares of stock, options or other equity awards awarded to employees other than Executive will equal at least $1,200,000 in calculating the $1.17 2010 Adjusted EPS target and at least $2,000,000 in calculating the 2010 Adjusted EPS growth targets that equal or exceed $1.33. The Compensation Committee reserves the right to modify the 2010 Adjusted EPS targets and corresponding bonus amounts in the exercise of its discretion to take account of any new acquisitions that are concluded in 2010, changes in the outstanding shares used to calculate the 2010 Adjusted EPS resulting from stock repurchases by the Company and redemption of the Company’s senior convertible notes due in 2023, the amount of bonuses awarded to employees, or as otherwise determined by the Compensation Committee.

EXHIBIT D

BASE BONUS CRITERIA FOR 2011

Executive’s 2011 Base Annual Performance Bonus shall be calculated as Executive’s Base Salary for 2011 (i.e., $1,140,000), multiplied by the percentage of Base Salary set forth in the table below that corresponds to the Company’s actual 2011 Adjusted EPS (defined below):

2011 Adjusted EPS ($)	Bonus (% of Base Salary)
Less than 1.37	0%

1.37	20%

1.40	30%

1.44	40%

1.48	50%

1.52	75%

1.56	100%

1.60	130%

1.64	150%

1.70	160%

1.74	180%

1.78	200%

The foregoing targets shall be adjusted so that the initial target under which Executive can earn a bonus equal to 20% of Base Salary (the “Initial EPS Target”) is the greater of $1.37 and the amount that is 3% higher than Adjusted Earnings Per Share for the 2010 fiscal year of the Company, and each subsequent tranche shall be adjusted accordingly so that the maximum bonus, equal to 200% of Executive’s 2011 Base Salary, is earned if 2011 Adjusted EPS is 30% higher than the Initial EPS Target.

The term “2011 Adjusted EPS” means the Adjusted Earnings Per Share for the 2011 fiscal year of the Company. The Compensation Committee also reserves the right to modify the bonus targets and corresponding percentage of Executive’s Base Salary (subject to Section 3(e)(i) of the Agreement) in the exercise of its discretion to take account of any new acquisitions concluded in 2010 and 2011, changes in the outstanding shares used to calculate the 2011 Adjusted EPS resulting from stock repurchases by the Company, the amount of bonuses awarded to employees, or as otherwise determined by the Compensation Committee in its discretion.

EXHIBIT E

PERCENTAGES OF
BASE ANNUAL PERFORMANCE BONUS
PAYABLE IN RESTRICTED STOCK AND CASH

Fiscal Year for which Base Annual Performance Bonus is Awarded	Percentage of Base Annual Performance Bonus Payable in Restricted Stock	Percentage of Base Annual Performance Bonus Payable in Cash
2011	25%	75%
2012	40%	60%
2013	40%	60%
2014	40%	60%
2015	20%	80%